Exhibit 5

Durban Roodepoort Deep, Limited

(Incorporated in the Republic of South Africa)

(Registration number 1895/000926/06)

(Share code: DUR)

(ISIN: ZAE 000015079)

(ARBN number 086 277 616)

(NASDAQ Trading Symbol: DROOY)

(“DRD”)

FINAL REVISED OFFER TO SHAREHOLDERS OF EMPEROR MINES LIMITED (“EMPEROR”)

INTRODUCTION

Shareholders are referred to the detailed announcement dated 8 March 2004 setting out the terms of an offer extended by DRD to the shareholders of Emperor (“the offer”). DRD wishes to advise shareholders that it has revised the consideration in relation to the offer to five DRD shares for every twenty-two Emperor shares (“the final revised offer”). In the event of full acceptance of the final revised offer, approximately 20.47 million new DRD shares will be issued to Emperor shareholders (“the consideration shares”).

CONDITIONS PRECEDENT TO THE FINAL REVISED OFFER

The final revised offer is conditional on DRD obtaining a relevant interest in at least 90% of Emperor. DRD may, in its sole discretion, waive this condition precedent and has committed to waive this condition upon DRD becoming entitled to at least 50.1% of the total Emperor shares on issue.

PRO FORMA FINANCIAL EFFECTS

As required by the Listing Requirements of the JSE Securities Exchange South Africa (“the JSE”), the pro forma financial effects on the earnings, headline earnings, net asset value and tangible net asset value per DRD share, calculated in accordance with such requirements, is set out below.  The material assumptions are set out following the table.  The pro forma financial effects are based on unaudited financial information of both DRD and Emperor as at 31 December 2003 and so do not constitute a representation of the current or future financial position of DRD should the final revised offer be accepted by Emperor shareholders.

	Before the final revised offer	After the final revised offer
	(cents)	(cents)	Change
			(%)
Earnings per share	(18.1)	(70.3)	(288)
Headline earnings per share	(18.5)	(70.4)	(281)
Net asset value per share	493.7	646.4	31
Tangible net asset value per share	493.7	646.4	31

Notes:

The earnings and headline earnings per share in the “Before the final revised offer” column of the table are based on the unaudited income statement of DRD for the six months ended 31 December 2003.

The earnings and headline earnings per share in the “After the final revised offer” column of the table are based on 226 373 735 DRD shares in issue, being the weighted average number of shares in issue for the six months ended 31 December 2003, the reviewed Emperor income statement for the six months ended 31 December 2003 and the assumptions that:

• the final revised offer is accepted in full; and

• the consideration shares were issued on 1 June 2003.

The net asset value per share and tangible net asset value per share in the “After the final revised offer” column of the table are based on the unaudited balance sheets of DRD and Emperor at 31 December 2003.

The net asset value per share and tangible net asset value per share in the “After the final revised offer” column of the table are based on 241 793 398 shares in issue, the reviewed Emperor balance sheet at 31 December 2003 and the assumptions that:

•the final revised offer is accepted in full; and

•the consideration shares were issued on 31 December 2003 at an issue price of R21.85.

The pro forma financial effects have been prepared according to South African Statements of Generally Accepted Accounting Practice (“SA GAAP”) and have not been audited. Emperor’s results for the six months ended 31 December 2003 have been adjusted to comply with SA GAAP, in particular AC 133. The pro forma financial information included in this announcement does not purport to be in compliance with Regulation S-X of the rules and regulations of the US Securities Exchange Commission.

NO OTHER SIGNIFICANT CHANGES

Save as disclosed above, there has been no other significant change affecting any matter contained in the announcement relating to the offer published on 8 March 2004 and no other significant new matter has arisen that would have been required to be mentioned in such announcement had it arisen prior to the publication thereof.

Johannesburg

10 June 2004

Financial advisor in South Africa

QuestCo (Pty) Limited

(Registration number 2002/005616/07)

Sponsor

Standard Bank